Exhibit 99.01

Natus Underwriter Exercises Over-Allotment Option

- Company Closes Public Offering

SAN CARLOS, Calif., April 9, 2008 – Natus Medical Incorporated (Nasdaq: BABY) today announced that the underwriter of its recently announced public offering of 770,000 shares of common stock exercised its over-allotment option to purchase an additional 115,500 shares of the Company’s common stock, bringing the total shares offered to 885,500. The offering closed on April 9, 2008. The Company expects to receive approximately $15.4 million in net proceeds from the offering, after payment of underwriting discounts and expenses of the offering. The offering, which was announced on April 4, 2008, was priced at $18.27 per share, which is equal to the closing price of the Company’s common stock on the NASDAQ Global Market on April 3, 2008.

Roth Capital Partners, LLC acted as the sole underwriter of the offering. Copies of the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC at 24 Corporate Plaza Drive, Newport Beach, CA 92660, (949) 720-5700.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in a State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

About Natus Medical

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Vice President Finance and Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com